Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong

T +852 2524 7106 | F +852 2845 9268
conyers.com

4 March 2026

Matter No.: 1014116 / 111600959
(852) 2842 9521

Flora.Wong@conyers.com

Amer Sports, Inc.

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: Amer Sports, Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 7 March 2025, including a base prospectus (the “Base Prospectus”) and the information incorporated by reference therein (as amended or supplemented, the “Registration Statement”) as it became effective under the United States Securities Act of 1933, as amended (the “Securities Act”), the Company’s preliminary prospectus supplement dated 2 March 2026, and the Company’s final prospectus supplement in respect of the ordinary shares dated 2 March 2026 (together with the Base Prospectus, the “Prospectus”), relating to the registration under the Securities Act of (i) 20,604,396 ordinary shares of the Company of par value EUR0.0300580119630888 each (the “Ordinary Shares”) to be sold by the Company pursuant to the Underwriting Agreement dated 2 March 2026 (the "Underwriting Agreement") among the Company and the several underwriters names therein (the "Underwriters"); and (ii) 3,090,659 additional Ordinary Shares that the Underwriters have the option to purchase pursuant to the Underwriting Agreement (collectively, the “Offer Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement;

1.2.	a copy of the Prospectus; and

1.3.	the Underwriting Agreement.

The documents listed in items 1.1 through 1.3 above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.4.	the second amended and restated memorandum and articles of association of the Company adopted on 3 January 2024 with effect from 5 February 2024 (the “M&As”);

1.5.	the written resolutions of all directors of the Company dated 17 December 2025 and the minutes of a meeting of the pricing committee established by the directors of the Company held on 2 March 2026 (collectively, the “Resolutions”);

1.6.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 3 March 2026 (the “Certificate Date”);

1.7.	a copy of an email confirmation dated 3 March 2026 from Computershare, the share registrar of the Company, confirming the list of shareholders of the Company and their shareholdings (the “List of Shareholders”);

1.8.	certificates issued by the general counsel and the chief financial officer of the Company, respectively, both dated 4 March 2026; and

1.9.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

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2.5.	that the contents of the List of Shareholders are true and correct as of the date thereof and as of the date hereof, and accurately reflect the content of the register of members of the Company as of the date hereof;

2.6.	that the M&As will not be amended in any manner that would affect the opinions expressed herein;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that upon issue of any Offer Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	the Company has not taken any action to appoint a restructuring officer; and

2.10.	the validity and binding effect under the laws of the United States of America of the Documents and that the Prospectus has been or will be duly filed with the Commission.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the Prospectus by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for as contemplated by the Documents, the Offer Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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